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                                           AYP CAPITAL
                                           CONSOLIDATED STATEMENT OF INCOME
                                           FOR SIX MONTHS ENDED JUNE 30, 1998

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                                                                QTR          YTD        12MOS

IA88        ELECTRIC OPERATING REVENUES                  63,642,190  112,735,490  173,993,418

            OPERATING EXPENSES:
               Operation:
IC05             Fuel                                     4,508,327    9,532,228   21,834,033
IC09            Purchased Power & Exchange               57,251,495   97,474,819  135,527,728
IC13             Other                                    2,266,267    3,767,160    7,039,504
IC17           Transmission & Distribution                  417,282      914,149    2,883,371
IC22           Cust. Accts & Services                       695,378    1,528,917    4,486,328
IC25           Administrative & General                   1,928,450    3,954,449    9,150,183
            Total Operation & Maintenance                67,067,198  117,171,722  180,921,148             67,067,19

IC29           Depreciation                               1,397,230    2,794,955    6,757,241
IC35           Taxes other than income taxes              1,688,214    3,377,647    5,833,601
IC42           Federal and state income taxes            (3,236,329)  (5,595,442) (10,808,126)
                          Total Operating Expenses       66,916,314  117,748,882  182,703,864             66,916,31
                          Operating Income               (3,274,124)  (5,013,392)  (8,710,446)            (3,274,12

            OTHER INCOME AND DEDUCTIONS:
IG88.IG09      Other income, net                            436,711      804,237    2,072,030
                         Total Other Income and Deductio    436,711      804,237    2,072,030
                         Income Before Interest Charges and
                           Preferred Dividends           (2,837,413)  (4,209,155)  (6,638,416)            (2,837,41

            INTEREST CHARGES AND PREFERRED DIVIDENDS:
IK88.IK09      Interest on other long-term obligations    2,499,467    5,051,467   10,596,000
IK88.IK13      Other interest                                16,030       21,771       24,022
                        Total Interest Charges and
                            Preferred Dividends           2,515,497    5,073,237   10,620,022             2,515,497


            Consolidated Net Income                      (5,352,910)  (9,282,393) (17,258,438)            (5,352,91

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                                                     Unaudited